MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02173


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 1997


     The Annual Meeting of Stockholders of MacroChem Corporation (the "Corporation"), a Delaware corporation, will be held on Friday, May 23, 1997 at 9:30 a.m. at the Corporation's headquarters at 110 Hartwell Avenue, Lexington, Massachusetts, for the following purposes:

     1. To elect six members of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

     2. To ratify the appointment of Deloitte & Touche LLP, as independent auditors for the Corporation for the fiscal year ending
          December 31, 1997.

     3. To approve an amendment to the Corporation's 1994 Equity Incentive Plan to increase the number of shares of Common Stock that may be delivered thereunder from 2,500,000 to 4,000,000.

     4. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 31, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     We hope that all stockholders will be able to attend the Annual Meeting in person. To assure that a quorum is present at the Annual Meeting, please date, sign and promptly return the enclosed Proxy whether or not you expect to attend the Annual Meeting. IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY. A postage-prepaid envelope, addressed to American Stock Transfer & Trust Company, the Corporation's transfer agent and registrar, has been enclosed for your convenience. If you attend the Annual Meeting, your Proxy will, at your request, be returned to you and you may vote your shares in person.

                                             By Order of the Board of Directors,


                                             PIERRETTE E. SAMOUR
                                             Secretary
Lexington, Massachusetts
April 17, 1997

                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02173



                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 1997


     The enclosed Proxy is solicited by the Board of Directors of MacroChem Corporation (the "Corporation") for use at the Annual Meeting of Stockholders to be held on Friday, May 23, 1997, and at any adjournment thereof.

     Stockholders of record at the close of business on March 31, 1997 will be entitled to vote at the Annual Meeting or any adjournment thereof. On that date 15,931,875 shares of Common Stock, $.01 par value per share, of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Annual Meeting. The Corporation has no other voting securities.

     Execution of a Proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder may revoke his Proxy at any time before it is exercised by written notice to the Corporation's Secretary prior to the Annual Meeting, or by giving to the Corporation's Secretary a duly executed Proxy bearing a later date than the Proxy being revoked at any time before such Proxy is voted, or by appearing at the Annual Meeting and voting in person. The shares represented by all properly executed Proxies received in time for the Annual Meeting will be voted as specified therein. If a stockholder does not specify in the Proxy how the shares are to be voted, they will be voted in favor of the election as Directors of those persons named in the Proxy Statement, the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1997, the approval of an amendment to the 1994 Equity Incentive Plan increasing the Common Stock that may be delivered thereunder from 2,500,000 to 4,000,000 shares, and otherwise in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the Annual Meeting.

     Expenses in connection with the solicitation of proxies will be paid by the Corporation. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Corporation, who will receive no extra compensation for such services, may solicit proxies by telephone, telecopy, telegraph, or personal calls.

     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, such shares represented by all Proxies received by the Board or Directors will be voted with respect thereto in accordance with the judgment of the persons named as the proxies therein.

     The Corporation's Annual Report to stockholders for the Corporation's fiscal year ended December 31, 1996 is being mailed together with Form 10-K and this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and the accompanying Proxy were first mailed to stockholders on or about April 17, 1997.

QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

     Consistent with Delaware law and under the Corporation's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Corporation to act as election inspectors for the Annual Meeting.

     The six nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected the Directors of the Corporation. A majority of the shares present in person or by proxy and voting is necessary to approve the actions proposed in Proposal Nos. 2 and 3.

     The election inspectors will count the total number of votes cast "for" approval of Proposal Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on Proposal Nos. 1- 3.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors has set the number of Directors to be elected for the ensuing year at six. The six directors will be elected to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of the Directors then remaining in office. Officers are elected by and serve at the pleasure of the Board of Directors.

     Shares represented by all Proxies received by the Board of Directors and not marked so as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unwilling to serve, but if such should be the case, Proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number. D. Ray Taylor, who is now a Director, is not standing for reelection.

     All of the nominees are currently Directors except Michael A. Davis. The following table sets forth the year each nominee other than Dr. Davis was elected a Director and the age, positions, and offices presently held by each nominee with the Corporation:

                                  Year
                                Nominee
                                 First
                                Became a
      Name               Age    Director             Position
--------------------------------------------------------------------------------


Carlos M. Samour .....   76      1981    Chairman of the Board of Directors and
                                         Scientific Director

Alvin J. Karloff......   65      1990    Chief Executive Officer, President and
                                         Director

Willard M. Bright ....   83      1993    Director

Peter G. Martin.......   48      1995    Director

Stephen J. Riggi......   59      1996    Vice President, Operations and Director

Michael A. Davis......   55      ----    Consultant

     The Board of Directors held four meetings during the fiscal year ended December 31, 1996. All the Corporation's current Directors attended at least 75 percent of the meetings of the Board of Directors and of those committees of which they were members that were held during the fiscal year ended December 31, 1996.

     There are two committees of the Board of Directors, an Audit Committee and a Compensation Committee. The Corporation does not have a nominating committee.

Mr. Martin (Chairman), Dr. Bright and Mr. Taylor serve as members of the
Audit Committee, which was established for the purpose of (i) reviewing the Corporation's financial results and recommending the selection of the Corporation's independent auditors; (ii) reviewing the effectiveness of the Corporation's accounting policies and practices, financial reporting and internal controls; and (iii) reviewing the scope of the audit, the fees charged by the independent auditors, any transactions which may involve a potential conflict of interest, and internal control systems. The Audit Committee did not meet during the fiscal year ended December 31, 1996. However, the Board of Directors as a whole addressed certain Audit Committee matters at one meeting.

     Mr. Taylor (Chairman), Mr. Martin and Dr. Bright serve on the Corporation's Compensation Committee. The Compensation Committee was established for the purpose of (i) determining the compensation of the Corporation's executive officers, (ii) making awards under the Corporation's stock option plans, and
(iii) making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee met two times during the fiscal year ended December 31, 1996.

     With the exception of Carlos Samour and Pierrette Samour, who are husband and wife, respectively, no Director or executive officer is related to any other Director or executive officer by blood or marriage.

BACKGROUND

     The following is a brief summary of the background of each nominee for election as a Director of the Corporation:

     CARLOS M. SAMOUR, PH.D., the Corporation's Chairman of the Board of Directors and its Scientific Director, founded the Corporation in 1981. Since 1990, Dr. Samour has served in an unpaid capacity as President and Chairman of the Augusta Epilepsy Research Foundation, a non-profit organization, in Washington, D.C. From 1958 until the formation of the Corporation, Dr. Samour was director of the corporate research laboratory at The Kendall Corporation, a general medical supply company, and its Lexington Laboratory after Kendall was acquired by Colgate-Palmolive Corporation in 1972. Dr. Samour is the inventor of many of the technologies under development by the Corporation and is responsible for managing research and product development activities. He received an M.S. degree from the Massachusetts Institute of Technology and a Ph.D. degree in organic chemistry from Boston University.

     ALVIN J. KARLOFF has served as the Corporation's Chief Executive Officer, President and as a Director since January 1990. In 1986, Mr. Karloff founded Medical and Scientific Enterprises, Inc., a privately held medical diagnostic equipment company, where he served as Chairman, Chief Executive Officer and President prior to joining the Corporation. Mr. Karloff was Director of Marketing for Medical Products with New England Nuclear ("NEN"), a Dupont company, from 1984 to 1985, and from 1969 to 1984, he served as Marketing Manager, Sales Manager, and in several other sales and marketing positions for NEN. Mr. Karloff holds a B.S. degree from the University of Massachusetts.

     WILLARD M. BRIGHT, PH.D., has served as a Director of the Corporation since December 1992. Since 1982, Dr. Bright has served as a Director (from 1982 to July 1996 as Chairman of the Board of Directors) of Zoll Medical Corporation, a publicly held medical supply company. Prior to 1982, Dr. Bright served as President and Chief Executive Officer of The Kendall Corporation; as President of the Professional Products Division of Warner Lambert; as President of Boehringer Manheim Corporation USA, a manufacturer of medical products and biochemicals; and as President and Director of Curtiss-Wright Corp., a manufacturer of aerospace and industrial products. Dr. Bright received B.S. and M.S. degrees from the University of Toledo and a Ph.D. in physical chemistry from Harvard University.

     PETER G. MARTIN has served as a Director of the Corporation since 1995. Since 1990 Mr. Martin has been an independent investment banker and venture capitalist. Prior to 1990 he was a commercial banker. Mr. Martin is also a director of KFX, Inc., a public company engaged in coal beneficiation. Mr. Martin was initially elected to the Board of Directors as the designee of David Russell, who privately purchased 1 million shares of the Corporation's Common Stock in 1995. Mr. Martin received B.A. and J.D. degrees from Fordham University and an M.B.A. from Columbia University.

     STEPHEN J. RIGGI, PH.D., has served as the Corporation's Vice President, Operations since February 1996 and as a Director of the Corporation since August 1996. He was President and Chief Executive Officer of Telor Ophthalmic Pharmaceuticals, Inc. from 1989 until 1994. Dr. Riggi served in research and development positions with Lederle Laboratories from 1963 until 1974, and in research and development and operations positions with the Pennwalt Corporation Pharmaceutical Division, of which he became President in 1985. He is a graduate of the University of Tennessee School of Basic Medical Sciences, where he received master's and doctor's degrees in physiology and pharmacology.

     MICHAEL A. DAVIS, M.D., SC.D. Since 1980 Dr. Davis has been Professor of Radiology and Nuclear Medicine Director, Division of Radiologic Research, University of Massachusetts Medical School. Since 1982 Dr. Davis has been Adjunct Professor of Nuclear Medicine at Tufts University School of Veterinary Medicine, and since 1986, Affiliate Professor of Biomedical Engineering at Worcester Polytechnic Institute. He has provided medical consulting services to the Corporation since 1991. He is also a director of EZ EM, Inc., a public company engaged in supplying oral radiographic contrast media, as well as medical devices. Dr. Davis received B.S. and M.S. degrees from Worcester Polytechnic Institute, S.M. and Sc.D. degrees from the Harvard School of Public Health, an M.B.A. from Northeastern University and an M.D. from the University of Massachusetts Medical School.

EXECUTIVE OFFICERS

     The executive officers of the Corporation, their ages and their positions with the Corporation are as follows:

      Name              Age                Position
-------------------------------------------------------------------

Carlos M. Samour ...... 76  Chairman of the Board of Directors and
                            Scientific Director
Alvin J. Karloff ...... 65  Chief Executive Officer, President and Director
Stephen J. Riggi ...... 59  Vice President, Operations
Pierrette E. Samour ... 72  Treasurer and Secretary

     The following is a brief summary of the background of Pierrette E. Samour. The backgrounds of the Corporation's other executive officers, Dr. Samour, Mr. Karloff and Dr. Riggi, are summarized above.

     PIERRETTE E. SAMOUR, the Corporation's Treasurer since February 1993 and Secretary since May 1992, co-founded the Corporation in 1981 along with her husband, Carlos Samour. Mrs. Samour served as the Corporation's Clerk from 1985 through 1992 and as its Assistant Treasurer from 1985 through February 1993.

                                 PROPOSAL NO. 2

                 ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

     Unless otherwise directed by the stockholders, the persons named in the enclosed Proxy will vote to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 1997. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and will have the opportunity to make a statement and answer appropriate questions from stockholders.


                                 PROPOSAL NO. 3

                     AMENDMENT TO 1994 EQUITY INCENTIVE PLAN

GENERAL

     The Corporation's 1994 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and stockholders in 1994. At a meeting held on February 7, 1997, the Board of Directors of the Corporation adopted a proposal to amend the Incentive Plan to increase the number of shares of the Corporation's Common Stock that may be delivered thereunder ("Shares") from 2,500,000 Shares to 4,000,000 Shares, subject to the approval of stockholders. Of the 2,500,000 Shares currently authorized for issuance under the Incentive Plan, awards in the form of options for the purchase of 2,278,545 Shares, net of forfeitures, have been granted in the three-year period since the adoption of the Incentive Plan, leaving a balance of 221,455 Shares reserved for future grants of options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock and performance awards. The following amounts of options have been granted to the following individuals or groups under the Incentive
Plan: Dr. Samour - 520,000; Mrs. Samour - 100,000; Mr. Karloff - 480,000; Dr. Bright - 30,000; Mr. Martin - 40,000; Dr. Riggi - 180,000; Dr. Davis - 40,000;
all current executive officers as a group - 1,280,000; all current Directors who are not executive officers as a group - 110,000; and all employees who are not executive officers as a group - 718,100. On March 31, 1997, the fair market value of the Corporation's Common Stock was $4.94 per share. The benefits or amounts that will be granted in the future under the Incentive Plan are not determinable.

     Under the Corporation's 1984 Incentive Stock Option Plan and 1984 Non-Qualified Stock Option Plan (the "1984 Plans"), options to purchase a total of 1,544,180 Shares are currently outstanding. No additional options may be granted under the 1984 Plans.

     The Board of Directors recommends adoption of the proposed amendment because the Board believes that it is important to have stock options and other stock-based awards available in order to retain and attract high-quality personnel for the Corporation.

     The material features of the Incentive Plan as currently in effect are described below under "Summary of Incentive Plan." The summary is qualified in its entirety by reference to the express provisions of the Incentive Plan, a copy of which may be obtained from the Corporation free of charge upon request to the Secretary of the Corporation.

SUMMARY OF INCENTIVE PLAN

     The purpose of the Incentive Plan is to advance the interests of the Corporation by enhancing its ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Corporation through the ownership of Shares.

     The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Shares reserved for issuance under the Incentive Plan are subject to adjustment for stock dividends and similar events. The Incentive Plan provides for the grant by the Compensation Committee of stock options (both incentive stock options and nonstatutory options), stock appreciation rights, restricted stock, unrestricted stock, deferred stock grants and performance awards, as well as loans in connection with such grants and supplemental awards in the form of cash payments intended to offset income taxes due with respect to any such grant or award. Awards under the Incentive Plan may also include provision for the payment of dividend equivalents with respect to the Shares subject to the awards. All employees of the Corporation and other persons or entities (including non-employee Directors of the Corporation) who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Corporation are eligible to participate in the Incentive Plan. There are currently 4 executive officers, 3 Directors who are not executive officers and approximately 15 employees who are not executive officers eligible to participate in the Incentive Plan. The maximum number of Shares with respect to which awards may be granted to any one participant during the term of the Incentive Plan is 750,000 Shares.

     The exercise price of an incentive stock option granted under the Incentive Plan may not be less than 100% (110% in the case of 10% shareholders) of the fair market value of the Shares at the time of grant. The exercise price of a nonstatutory option granted under the Incentive Plan is determined by the Compensation Committee. The term of each option may be set by the Compensation Committee but cannot exceed ten years from grant (five years from grant in the case of an incentive stock option granted to a 10% shareholder), and each option will be exercisable at such time or times as the Compensation Committee specifies. The option price may be paid in cash or check acceptable to the Corporation or, if permitted by the Compensation Committee and subject to certain additional limitations, by tendering Shares held for at least six months, by using a promissory note, by delivering to the Corporation an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or a combination of the foregoing.

     Stock appreciation rights ("SARs") may be granted either alone or in tandem with stock option grants. Each SAR entitles the participant, in general, to receive upon exercise the excess of a share's fair market value at the date of exercise over the share's fair market value on the date the SAR was granted. The Incentive Plan also provides for SARs entitling the participant, upon exercise, to receive an amount based on certain other measures, including SARs that entitle the recipient to receive, following a change in control of the Corporation as determined by the Compensation Committee, an amount measured by specified values or averages of values prior to the change in control. If an SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa.

     The Incentive Plan provides for awards of nontransferable restricted Shares subject to forfeiture, as well as of unrestricted Shares. Awards may provide for acquisition of restricted and unrestricted Shares for par value. Restricted Shares are subject to repurchase by the Corporation at the original purchase price if the participant ceases to be an employee before the restrictions lapse. Other awards under the Incentive Plan may also be settled with restricted Shares.

     The Incentive Plan also provides for deferred grants entitling the recipient to receive Shares in the future at such times and on such conditions as the Compensation Committee may specify, and performance awards entitling the recipient to receive cash or Shares following the attainment of performance goals determined by the Compensation Committee. Performance conditions and provisions for deferred stock may also be attached to other awards under the Incentive Plan.

     Except as otherwise provided by the Compensation Committee, if a participant dies, options and SARs exercisable immediately prior to death may be exercised by the participant's executor, administrator or transferee during a period of one year following such death (or for the remainder of their original term, if less) and options and SARs not exercisable at a participant's death terminate. Outstanding awards of restricted Shares must be transferred to the Corporation upon a participant's death and, similarly, deferred Share grants, performance awards and supplemental awards to which a participant is not irrevocably entitled will be forfeited, except as otherwise provided.

     In the case of termination of a participant's association with the Corporation for reasons other than death, options and SARs generally remain exercisable, to the extent they were exercisable immediately prior to termination, for six months (or for the remainder of the original term, if less) and restricted Shares must be resold to the Corporation. Other awards to which a participant was not irrevocably entitled prior to termination are forfeited and the awards cancelled unless otherwise determined by the Compensation Committee. If a participant's employment terminates as a result of retirement on or after age 65, retirement on or after age 55 after ten years of continuous employment, or as a result of disability as determined by the Corporation, or if the services of a non-employee Director who is a participant are terminated, the exercisable portion of the option will continue to be exercisable for the original term of the option. If any such association is terminated due to the participant's discharge for cause which in the opinion of the Compensation Committee casts such discredit on the participant as to justify immediate termination of any award under the Incentive Plan, such participant's options and SARs may be terminated immediately.

     In the event of certain acquisitions of the Corporation, all outstanding awards will terminate as of the effective date of the covered transaction. Generally, at least twenty days prior to the effective date of such transaction, each outstanding option and SAR will become exercisable in full, the restrictions on each outstanding share of restricted stock will be removed, the Corporation will make any payment and provide any benefit under each outstanding deferred stock award, performance award, and supplemental grant which would have been made or provided with the passage of time had the transaction not occurred and the participant not ceased to be an employee of the Corporation or died, and any portion of the principal of or interest on a loan award will be forgiven. With respect to an outstanding award held by a participant who, following the covered transaction, will be employed by or otherwise providing services to a corporation which is a surviving or acquiring corporation in such a transaction or an affiliate of such a corporation, the Compensation Committee may, in lieu of the actions described above, arrange to have such surviving or acquiring corporation or affiliate grant to the participant a substantially equivalent replacement award.

     Awards may generally be transferred only by will or by the laws of descent and distribution. However, options awarded to employees or Directors which are not incentive stock options may be transferred by a participant to the spouse, children or grandchildren of the participant, a trust or trusts for the exclusive benefit of such family members, or a partnership in which such family members are the only partners, provided there is no consideration for any such transfer. Any subsequent transfer would be similarly restricted.

     No award may be granted under the Incentive Plan after February 11, 2004, but awards previously granted may be extended beyond that date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary of certain federal income tax consequences associated with stock option grants under the Incentive Plan does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Incentive Plan, nor does it cover state, local or non-U.S. taxes.

     INCENTIVE STOCK OPTIONS. In general, an optionee realizes no ordinary taxable income upon the grant or exercise of an incentive stock option ("ISO") under Section 422 of the Internal Revenue Code of 1986, as amended (the "IRC"). However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of Shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Corporation) equal to the value of the Shares at the time of exercise less the exercise price. In the case of a sale to an unrelated party for a price less than the value of the Shares at the time of exercise, this ordinary income is normally capped by the gain on the sale, if any. Any gain recognized in the disposition in excess of the ordinary income amount is treated as a capital gain for which the Corporation is not entitled to a deduction. If the optionee does not dispose of the Shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Corporation is not entitled to a deduction.

     In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a nonstatutory option (see below). A special rule applies in the case of termination of employment by reason of permanent disability. ISOs granted after 1986 are also treated as nonstatutory options to the extent they first become exercisable by an individual in any calendar year for Shares having a fair market value (determined as of the date of the grant) in excess of $100,000.

     NONSTATUTORY STOCK OPTIONS. In general, in the case of a nonstatutory option (i) the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the Shares acquired upon exercise over the exercise price; (ii) a corresponding deduction is available to the Corporation, subject to satisfaction of applicable tax-reporting requirements; and (iii) upon a subsequent sale or exchange of the Shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Corporation is not entitled to a deduction.

     MISCELLANEOUS. Under the so-called "golden parachute" provisions of the IRC, the grant, vesting or accelerated exercisability of awards in connection with a change of control of the Corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Corporation.

     The Corporation's ability to claim a deduction in connection with awards under the Incentive Plan may be further limited by Section 162(m) of the IRC, which restricts to $1 million the amount a public corporation may deduct for remuneration in any year to any of its top five officers. Certain forms of remuneration are exempt from the $1 million limit, including compensation associated with the exercise of non-discounted stock options that are granted pursuant to shareholder-approved plans and that meet certain other requirements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the approval of the amendment to the Incentive Plan will promote the interests of the Corporation and the stockholders and recommends that the stockholders vote "FOR" this proposal to amend the Incentive Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented and voting is required for adoption of this proposal to amend the Incentive Plan.

                    BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of February 28, 1997, certain information concerning stock ownership of the Corporation by (i) each person known by the Corporation to be the beneficial owner of more than five percent (5%) of the Corporation's Common Stock, (ii) each of the Corporation's Directors and nominees for Director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                             Number of Shares
Name and Address                             of Common Stock       Percentage
of Beneficial Owner (1)                      Beneficially Owned     of Class
--------------------------------------------------------------------------------

Carlos M. and Pierrette E. Samour(2)(3)......   1,226,000              7.8%
Alvin J. Karloff(2) .........................     840,000              5.3%
D. Ray Taylor(2) ............................      20,000               *
Willard M. Bright(2) ........................      50,000               *
Peter G. Martin(2) ..........................      10,000               *
Stephen J. Riggi(2)..........................      60,000               *
Michael A. Davis.............................      10,000               *
Bruce Meyers(4) .............................   1,433,895              9.1%
   17 State Street
   New York, NY 10004
Peter Janssen(4).............................   1,918,895             12.2%
   17 State Street
   New York, NY 10004
Mellon Bank Corporation(5)...................   1,415,000              9.0%
   One Mellon Bank Center
   Pittsburgh, PA  15258
David Russell(6).............................   1,010,102              6.4%
   45 Park Place South, Suite 103
   Morristown, NJ  07960
WisdomTree Capital Management, Inc. (7)......     979,100              6.2%
   1633 Broadway
   New York, NY  10019
All Directors and Officers as a Group
    (7 persons) (2)..........................   2,216,000             14.1%
--------------------------------------------------------------------------------
* Less than one percent (1%).
(1)  The address of Dr. Samour, Mrs. Samour, Mr. Karloff, Mr. Taylor,
     Dr. Bright, Mr. Martin, Dr. Riggi and Dr. Davis is c/o the Corporation,
     110 Hartwell Avenue, Lexington, Massachusetts 02173.
(2) Includes the following number of shares issuable upon the exercise of stock options or warrants exercisable within 60 days: Dr. and Mrs. Samour 715,080; Mr. Karloff 840,000; Mr. Taylor 15,000; Dr. Bright 50,000;
     Mr. Martin 10,000; Dr. Riggi 60,000; Dr. Davis 10,000.
(3) Includes 33,500 shares held by trusts for the benefit of Dr. and Mrs. Samour's children. Dr. and Mrs. Samour have voting and dispositive power over, but disclaim beneficial ownership with respect to, such shares.
(4) Includes the following number of shares issuable upon the exercise of warrants, options, or unit purchase options exercisable immediately:
     Mr. Meyers 1,421,395 and Mr. Janssen 1,693,896.
(5) Of the 1,415,000 shares shown for Mellon Bank Corporation, its Schedule 13G as amended on January 24, 1997 shows the following: 1,415,000 shares of which the sole voting power and shared dispositive power are held by Mellon Bank, N.A. and The Dreyfus Corporation, and 875,000 shares of which the sole voting power and shared dispositive power are held by Premiere Capital Growth Fund.
(6) As reported in Mr. Russell's Schedule 13D, as amended, the 1,010,102 shares shown for Mr. Russell does not include 100,000 shares owned by Mr. Russell's wife. Mr. Russell disclaims beneficial ownership of such 100,000 shares. The 1,010,102 shares are held by Emin Company, L.L.C., which is controlled by Mr. Russell.
(7) Includes 831,700 shares for which voting and dispositive power is shared with WisdomTree Associates, L.P., and 147,400 shares for which voting and dispositive power is shared with WisdomTree Offshore, Ltd., according to a
     Schedule 13D dated February 5, 1997.

                     COMPENSATION OF OFFICERS AND DIRECTORS


EXECUTIVE OFFICERS COMPENSATION

     The following table sets forth the compensation earned by or paid or awarded to Dr. Samour and Mr. Karloff during each of the three fiscal years ended December 31, 1996 and to Dr. Riggi during the fiscal year ended December 31, 1996:



                           SUMMARY COMPENSATION TABLE
                                                                      Long Term
                                                                    Compensation
                                           Annual Compensation         Awards
--------------------------------------------------------------------------------
                                                            Other     Securities
                                                           Annual     Underlying
Name and Principal                      Salary    Bonus  Compensation   Options
Position                        Year       $       $(1)     $(2)           #
--------------------------------------------------------------------------------
Carlos M. Samour                1996    185,000   33,300    10,959      280,000
   Chairman, Scientific         1995    155,000   27,900    13,643       -----
   Director and Director        1994    153,750   27,675    14,709      240,000

Alvin J. Karloff                1996    185,000   33,300    13,140      240,000
   President, Chief             1995    155,000   27,900    12,530       -----
   Executive Officer and        1994    153,750   27,675    13,462      240,000
   Director

Stephen J. Riggi (3)            1996    133,557    -----       408      180,000
   Vice President,
   Operations and Director


--------------------------------------------------------------------------------

(1) Since March 1992, Dr. Samour and Mr. Karloff have each received, in lieu of retirement benefits, annual payments equal to eighteen percent of their salaries.

(2) Includes amounts paid for taxable group term life insurance. Also includes for Dr. Samour and Mr. Karloff a monthly automobile allowance of $500 net of taxes, plus a health insurance benefit equal to the annual premium each individual pays under separate health insurance policies maintained by their former employers, which health insurance benefit is paid in lieu of any other health, medical or retirement benefits.

(3)  Dr. Riggi's employment commenced on February 12, 1996.

STOCK OPTIONS

     The following table provides information concerning the grant of stock options during the fiscal year ended December 31, 1996 to Dr. Samour, Mr. Karloff and Dr. Riggi:

                              OPTION GRANTS IN LAST FISCAL YEAR

                                       Individual Grants
                              --------------------------------
                                                                       Potential
                                                                      Realizable
                                                                        Value
                                                                      at Assumed
                                                                     Annual Rates
                              % of Total                            of Stock Price
                  Number of    Options                             Appreciation for
                  Securities  Granted to  Exercise                   Option Term
                  Underlying   Employees  or Base                 ------------------
                  Options     in Fiscal    Price   Expiration       5%        10%
   Name           Granted(#)    Year      ($/Sh)     Date          ($)        ($)
------------------------------------------------------------------------------------

Carlos M. Samour  280,000(1)    27%       5.875   June 2006    1,034,500   2,621,700
Alvin J. Karloff  240,000(2)    23%       4.875   August 2006    735,800   1,864,700
Stephen J. Riggi  180,000(3)    17%       5.875   March 2006     665,100   1,685,400
------------------------------------------------------------------------------------

(1) The option granted to Dr. Samour was granted in June 1996 under the Corporation's 1994 Equity Incentive Plan at an exercise price of $5.875 per share. The option expires ten years from the date of grant and vests with respect to all 280,000 shares in June 1997.

(2) The option granted to Mr. Karloff was granted in August 1996 under the Corporation's 1994 Equity Incentive Plan at an exercise price of $4.875 per share. The option expires ten years from the date of grant and vests with respect to all 240,000 shares in August 1997.

(3) The option granted to Dr. Riggi was granted in March 1996 under the Corporation's 1994 Equity Incentive Plan at an exercise price of $5.875 per share. The option expires ten years from the date of grant and vests with respect to 60,000 shares in February in each of 1997, 1998, and 1999.

     The following table provides information concerning unexercised options held by Dr. Samour, Mr. Karloff and Dr. Riggi as of December 31, 1996:

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                              Number of Securities          Value of
                                  Underlying              Unexercised
                                 Unexercised             In-The-Money
                                  Options at              Options at
                               Fiscal Year-End          Fiscal Year-End
                                     #                      $ (1)
--------------------------------------------------------------------------------
                                Exercisable/              Exercisable/
Name                           Unexercisable             Unexercisable
--------------------------------------------------------------------------------

Carlos M. Samour (2)          415,080/280,000           $ 1,901,422/NA
Alvin J. Karloff              840,000/240,000           $ 4,477,500/NA
Stephen J. Riggi                    0/180,000           $         0/NA
--------------------------------------------------------------------------------
(1) The value of Dr. Samour's and Mr. Karloff's in-the-money unexercised options at the end of the fiscal year ended December 31, 1996 was determined by multiplying the number of options held by the difference between the market price of the Common Stock underlying the options on December 31, 1996 ($6.50 per share) and the exercise price of the options granted. Dr. Samour holds 175,080 options exercisable at $.4375 per share and Mr. Karloff holds 600,000 options exercisable at $.4375 per share.

(2) Does not include options to purchase up to 300,000 shares of Common Stock granted to Pierrette Samour, Dr. Samour's wife, of which he is deemed to have beneficial ownership. If such 300,000 options were included, Dr. Samour would be deemed to have had an additional 715,080 exercisable options as of December 31, 1996, the value of which would have been $3,196,422.

DIRECTORS' COMPENSATION

     Each non-employee Director of the Corporation receives compensation of $4,000 annually, $500 per meeting attended, $300 for each committee meeting attended if held on a separate day from a Board of Directors meeting, $300 per telephone meeting and reimbursement of travel expenses in connection with attending meetings of the Board of Directors. Dr. Bright receives additional Director compensation of $1,000 per month. Dr. Samour, Mr. Karloff and Dr. Riggi do not receive any additional compensation for their services as Directors. During 1996 each non-employee Director was granted stock options as follows: Dr. Bright - 10,000; Mr. Martin - 10,000; and Mr. Taylor - 10,000. The options are all exercisable at $4.875 per share and become fully vested on May 24, 1997.

     The Corporation entered into Consulting Agreements commencing January 1993, with each of E. Donald Shapiro and Abraham Cohen, both former Directors of the Corporation. Under the Consulting Agreements the Corporation paid each of Mr. Shapiro and Mr. Cohen $1,000 per month through March 1996.

     Michael A. Davis, a nominee for election as a Director, entered into a Finder's Compensation Agreement dated March 7, 1996 with the Corporation. The Agreement provides for the Corporation to pay Dr. Davis a fee equal to 5% (up to a maximum or $250,000) for each agreement resulting from his introduction for
(a) up-front licensing fees received by the Corporation for the use of SEPAAE or other technologies in any over-the-counter or pharmaceutical product and (b) royalties received by the Corporation for products licensed with SEPAAE or other technologies. No such fees have been paid to date to Dr. Davis. In addition, the Corporation currently compensates Dr. Davis at the rate of $3,000 per month for medical consulting services.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Corporation has entered into employment agreements of indefinite length effective as of November 1, 1992 with each of Dr. Samour and Mr. Karloff. Each agreement currently provides for annual compensation of $200,000. Each agreement also provides for a monthly automobile allowance of $500 net of taxes and a payment equal to 18% of the individual's base salary, which payment is in lieu of retirement benefits. Further, each agreement provides for the payment of 12 months' salary in the event the individual is terminated without cause. In addition, each agreement precludes the individual from competing with the Corporation during his employment and for a period of one year thereafter, and from disclosing confidential information.

     The Corporation has entered into an employment agreement of indefinite length effective as of March 25, 1996 with Dr. Riggi. The agreement currently provides for annual compensation of $160,000 and for the payment of six months' salary in the event he is terminated without cause. In addition, the agreement precludes Dr. Riggi from competing with the Corporation during his employment and for a period of two years thereafter, and from disclosing confidential information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Corporation's Compensation Committee consists of Mr. Taylor (Chairman), Mr. Martin and Dr. Bright.

     Notwithstanding anything to the contrary set forth in any of the previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 19 shall not be incorporated by reference into any such filings.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors consists of Mr. Taylor (Chairman), Mr. Martin and Dr. Bright. The Committee's responsibilities include determining the compensation of the Corporation's executive officers, making awards under the Corporation's stock option plans and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. No member of the Committee was an officer or employee of the Corporation during the year ended December 31, 1996.

     The Corporation's executive compensation programs reflect input from the Corporation's Chairman and from its Chief Executive Officer. The Compensation Committee reviews their proposals concerning executive compensation and makes a final determination concerning the scope and nature of compensation arrangements. The action of the Committee is reported to the Corporation's entire Board of Directors. It is the Corporation's current policy to establish, structure and administer compensation plans and arrangements so that the deductibility to the Corporation of such compensation will not be limited under
Section 162(m) of the Internal Revenue Code.

CEO COMPENSATION

     The Corporation and Mr. Karloff are parties to an employment agreement with a 1996 base salary of $185,000, compared with a 1995 base salary of $155,000. The increase in 1996 was based on his accomplishments listed in the following paragraph. Under the contract, Mr. Karloff also receives payments equal to 18% of base salary in lieu of receiving certain benefits from the Corporation. During the year ended December 31, 1996, Mr. Karloff received these payments, as provided by the employment contract. These payments were not related to the Corporation's performance during the period.

     In August 1996 the Committee granted Mr. Karloff a stock option to purchase 240,000 shares of the Corporation's Common Stock at an exercise price of $4.875 per share, vesting in one year. In June 1996 Dr. Samour received a stock option to purchase 280,000 shares of the Corporation's Common Stock at an exercise price of $5.875 per share, vesting in one year. The terms of these options were determined subjectively. These option grants were in part compensation for accomplishments of Mr. Karloff and Dr. Samour during the period since February 1994 as well as future incentive. During the period, Mr. Karloff and Dr. Samour, among other things, arranged a private placement in which the Corporation received net proceeds of approximately $2.4 million; facilitated the orderly exercise of Unit Purchase Options and Class A Warrants, Class AA Warrants and Class X Warrants, resulting in net proceeds of approximately over $12 million; supervised the construction of an on-site production facility that conforms to the FDA's current Good Manufacturing Practices (cGMP) to produce and supply products for use in pre-clinical and clinical evaluations; built a dedicated and competent management and research team; secured FDA approval of an Investigational New Drug (IND) application to conduct a double-blind Phase II clinical trial with a SEPA/Ibuprofen formulation for treating muscle pain; and initiated a Phase I/II clinical trial of a topical formulation for treating erectile dysfunction. No specific weight was assigned to each of these accomplishments by the Committee.

EXECUTIVE OFFICER COMPENSATION

     The Corporation maintains compensation and incentive programs designed to motivate, retain and attract capable management. Dr. Samour and Dr. Riggi are also parties to employment contracts with the Corporation described elsewhere in the Proxy Statement. The compensation levels provided for in the Corporation's employment contracts with its executive officers are determined subjectively, but reflect consideration of the compensation levels of comparable companies, the achievements and potential of the officer and negotiations with the officer.

     Ongoing executive officer compensation is determined subjectively, in that the Chairman and the Chief Executive Officer provide recommendations to the Compensation Committee for the proposed remuneration of the Corporation's officers based on their perceptions of those individuals' performance against objectives jointly formulated by the Chairman, the Chief Executive Officer and the officers, any change in their functional responsibilities, their potential to contribute to the success of the Corporation and the compensation levels provided to officers of comparable companies. No specific weights have been assigned to these factors by the Committee.

     Officer compensation is generally composed of cash compensation and grants of options under the Corporation's stock option plans. Options generally vest over three years, in order to serve as a future incentive. There is no set formula for the award of stock options to individual executives. Factors considered in making option awards include prior grants to the officer, the importance of retaining the officer's services, the officer's potential to contribute to the success of the Corporation and the officer's past contributions to the Corporation.


Dated:  April 17, 1997                                   COMPENSATION COMMITTEE

                                                         D. Ray Taylor
                                                         Peter G. Martin
                                                         Willard M. Bright

PERFORMANCE GRAPH

     The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on $100 invested in the Corporation's Common Stock for the five-year period from December 31, 1991 through December 31, 1996 with similar investments in the NASDAQ Market Index of companies and a New Peer Group Index of the following four companies that provide similar services to those provided by the Corporation -- ALZA Corporation, Cygnus Inc., Noven Pharmaceuticals Inc. and Theratech Inc. The New Peer Group Index has been changed from the Former Peer Group Index used in the Proxy Statement for the 1996 Annual Meeting of Stockholders. Theratech Inc. has been added because it closely resembles the Corporation in the size, focus and character of its activities. Elan Plc has been deleted because it bears less of a resemblance to the Corporation in the size, focus and character of its activities.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1) AMONG MACROCHEM CORPORATION, THE NASDAQ STOCK MARKET-U.S. INDEX,
                     AN OLD PEER GROUP AND A NEW PEER GROUP

                              1991    1992    1993    1994    1995    1996

MacroChem Corporation         $100    $258    $142    $ 74    $168    $274
NASDAQ Market Index           $100    $116    $134    $131    $185    $227
Former Peer Group Index (2)   $100    $ 98    $ 77    $ 55    $ 76    $ 87
New Peer Group Index (3)      $100    $ 95    $ 63    $ 41    $ 60    $ 61
---------------------------
(1) $100 invested on 12/31/91 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

(2) Former Peer Group Companies: ALZA Corporation, Cygnus Inc., Elan Plc and Noven Pharmaceuticals Inc.

(3) New Peer Group Companies: ALZA Corporation, Cygnus Inc., Noven Pharmaceuticals Inc. and Theratech Inc.

                              CERTAIN TRANSACTIONS

     Pursuant to a consulting agreement dated July 27, 1995 and expiring on March 27, 1996, the Corporation engaged Janssen-Meyers Associates, L.P. ("Janssen-Meyers") to perform consulting services relating to corporate finance and other financial service matters and to act as co-soliciting agent with D.H. Blair Investment Banking Corp. in connection with certain exercises of the Corporation's Class A Warrants and Class AA Warrants. The Corporation compensated Janssen-Meyers at the rate of $5,000 per month, plus pre-approved expenses. On June 17, 1996, in connection with services performed for the Corporation, Janssen-Meyers received a warrant, expiring June 17, 1999, for the purchase of 145,800 shares of the Corporation's Common Stock at a price of $6.075 per share. The Corporation has agreed to pay Janssen-Meyers a monthly fee of $5,000 for consulting services from December 1996 through April 1997. Peter Janssen and Bruce Meyers, who own 50% and 50%, respectively, of Janssen-Meyers, owned 1,918,895 shares (12.2%) and 1,433,895 shares (9.1%), respectively, of the Corporation's Common Stock as of February 28, 1997.

                              STOCKHOLDER PROPOSALS

     In order to be included in proxy material for the 1998 Annual Meeting, stockholders' proposals must be received by the Corporation on or before December 18, 1997. The Corporation suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Corporation.

                              FINANCIAL INFORMATION

     The audited financial statements and related financial and business information of the Corporation as of December 31, 1996 and December 31, 1995 and each year in the three-year period ended December 31, 1996 are contained in the accompanying Annual Report and Form 10-K.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who beneficially own more than 10 percent of the Corporation's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the fiscal year ended December 31, 1996 all filing requirements applicable to its officers, directors, and such 10 percent beneficial owners were complied with, except that D. Ray Taylor filed a late report covering one sale of the Corporation's Common Stock, Peter Janssen filed a late report covering four sales of the Corporation's Common Stock, and Peter Martin failed to file a report covering a purchase of the Corporation's Common Stock and a report covering a sale of the Corporation's Common Stock.

                                  MISCELLANEOUS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     A copy of the Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K, exclusive of exhibits, is available without charge upon written request to: MacroChem Corporation, 110 Hartwell Avenue, Lexington, Massachusetts 02173, Attention: Stephen J. Riggi, Ph.D., Vice President, Operations.


                                             By Order of the Board of Directors,


                                             PIERRETTE E. SAMOUR
                                             Secretary



Lexington, Massachusetts
April 17, 1997

     THE MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.